EXHIBIT 99.1

Berkshire Hills Appoints Nina A. Charnley As New Independent Director

Adds Digital, Financial & Risk Expertise to Strengthen Transformation

BOSTON– December 21, 2021 --  Berkshire Hills Bancorp, Inc. (NYSE: BHLB), the parent company of Berkshire Bank, a socially responsible community-dedicated bank with branch locations in New England and New York, announced the election of Nina A. Charnley to the Board of Directors of the Company and its wholly-owned subsidiary Berkshire Bank effective December 16, 2021. Ms. Charnley has deep financial acumen and broad experience across diverse and regulated industries which will further enhance the Board’s expertise in support of Berkshire’s Exciting Strategic Transformation (BEST). Upon her election Ms. Charnley was appointed to the Compensation, Compliance & Regulatory and Corporate Responsibility & Culture committees of the Board.

“We are pleased to welcome Nina to our Board of Directors,” said Chairperson David M. Brunelle. “Nina brings tremendous experience with her background in digital transformation, customer experience, financial and risk management which will provide valuable perspectives to our Compensation, Compliance & Regulatory and Corporate Responsibility & Culture Committees.”

“Nina’s three decades of work for Fortune 100 financial services companies will further advance the Board’s governance and oversight of our BEST plan to enhance financial performance and customer experience. I look forward to working with Nina to support our vision of being the leading socially responsible community bank in New England and beyond.” added Berkshire Bank CEO Nitin Mhatre.

Nina Charnley

Ms. Charnley, age 66 was Senior Managing Director, Enterprise Customer Experience Executive at TIAA, a Fortune 100 financial services company with over $1 trillion in assets under management and five million customers. In that role, she was a member of the Executive Leadership Group, the Digital Transformation Team and Chaired the Customer Experience Board. During her time at TIAA, Ms. Charnley led the strategy, development and execution of a significant portfolio of technology projects launching the company’s mobile app and a digital bank, building digital capabilities enabling employees and customers. Prior to joining TIAA, Ms. Charnley spent the majority of her career as an executive at Bank of America and its predecessor companies where she managed a diverse portfolio of both national and regional businesses including a de novo sustainable energy lending program and created the strategy, infrastructure, template and accountabilities matrix for Bank of America’s Diversity and Inclusion program.

In addition to her current advisory board roles with the Women’s Business League and Budget Buddies, Ms. Charnley has decades of board service including committee chairs for Strong Women Strong Girls, The RI Children’s Museum, and Rhode Island Hospital/Lifespan. Charnley holds a bachelor’s degree from the University of California and currently resides in Boston Massachusetts. Ms. Charnley will serve as an independent director.

ABOUT BERKSHIRE HILLS BANCORP
Berkshire Hills Bancorp is the parent of Berkshire Bank, which is transforming what it means to bank its neighbors socially, humanly, and digitally to empower the financial potential of people, families, and businesses in its communities as it pursues its vision of being the leading socially responsible omni-channel community bank in the markets it serves. Berkshire Bank provides business and consumer banking, mortgage, wealth management, and investment services.

Headquartered in Boston, Berkshire has approximately $11.8 billion in assets and operates 106 branch offices in New England and New York, and is a member of the Bloomberg Gender-Equality Index. To learn more, call 800-773-5601 or follow us on Facebook, Twitter, Instagram, and LinkedIn.

MEDIA CONTACT
Alison Skratt, Head of Communications
Email: communications@berkshirebank.com

INVESTOR RELATIONS CONTACTS
Kevin Conn, SVP, Investor Relations & Corporate Development
Email: KAConn@berkshirebank.com
Tel: (617) 641-9206

David Gonci, Capital Markets Director
Email: dgonci@berkshirebank.com
Tel: (413) 281-1973